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                                                                EXHIBIT 4.7


                                IDEX CORPORATION

           1996 DEFERRED COMPENSATION PLAN FOR NON-OFFICER PRESIDENTS


     IDEX Corporation, a Delaware corporation (the "Company"), by resolution of its Board of Directors, originally approved the form of the IDEX Corporation 1996 Deferred Compensation Plan for Non-Officer Presidents (the "Plan") on January 23, 1996 for the benefit of its non-officer presidents. Among other changes, the Plan has been revised to conform to certain amendments to Rule 16b-3 of Section 16 of the Securities Exchange Act of 1934 ("Rule 16b-3").

     The Plan is a nonqualified deferred compensation plan pursuant to which certain eligible non-officer presidents of the Company may elect to defer compensation otherwise payable to such non-officer presidents. The Plan is unfunded, unsecured and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

                                   ARTICLE I

                                  DEFINITIONS

SECTION 1.1 - GENERAL

     Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the same meanings specified below unless the context clearly indicates to the contrary.

SECTION 1.2 - ACCOUNTS

     "Accounts" shall mean the Interest-Bearing Accounts and the Deferred Compensation Units Accounts.

SECTION 1.3 - ACTIVE PARTICIPANT

     "Active Participant" shall mean any Non-Officer President who is eligible to participate in the Plan during the Plan Year in question as prescribed in
Article II.



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SECTION 1.4 -  ADMINISTRATOR

               "Administrator" shall mean the Committee. The Committee shall have all duties and responsibilities imposed by ERISA.

SECTION 1.5 -  BASE COMPENSATION

               "Base Compensation" of a Non-Officer President shall mean his or her annual rate of salary determined on any date and shall exclude Bonuses and other similar amounts.

SECTION 1.6 -  BENEFITS

               "Benefits" shall mean all or a portion of the Participant's balance in the Accounts.

SECTION 1.7 -  BOARD

               "Board" shall mean the Board of Directors of IDEX Corporation.

SECTION 1.8 -  BONUS

               "Bonus" of a Non-Officer President shall mean his or her bonus or other incentive compensation that is and would, except as provided herein, be payable in cash.

SECTION 1.9 -  CODE

               "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

SECTION 1.10 - COMMITTEE

               "Committee" shall mean the Compensation Committee of the Board. The Compensation Committee shall consist of two or more Directors, appointed by and holding office at the pleasure of the Board, none of whom may (i) be an Officer, (ii) receive compensation, either directly or indirectly, from the Company or any Parent Corporation or Subsidiary, for services rendered in any capacity other than as a Director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404 of Regulation S-K ("Item 404"), (iii) possess an interest in any other transaction for which disclosure would be required pursuant to Item 404 or (iv) be engaged in a business relationship for which disclosure would be required pursuant to
Item 404. The constitution of the Committee must also comply with the requirements of Section 162(m) of the Code. The failure of the constitution of the Committee to comply with the foregoing requirements shall not adversely affect the validity of any shares distributed pursuant to Deferred Compensation Units under the Plan. Appointment of Committee members shall be effective upon acceptance of appointment.

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Committee members may resign at any time.  Vacancies in the Committee shall be filled by the Board.

SECTION 1.11 - COMMON STOCK

               "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

SECTION 1.12 - COMPANY AND SUBSIDIARY

               (a) "Company" shall mean IDEX Corporation.

               (b) "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 1.13 - COMPENSATION

               "Compensation" of a Participant in any Plan Year (or portion thereof) shall mean the remuneration paid to a Participant that would, except as provided herein, be payable in cash, including without limitation, Base Compensation, Bonuses and amounts deferred under Section 3.1(a) of the Plan.

SECTION 1.14 - CONTROL EVENT

               Either (a) a transaction or series of transactions which within a 12-month period constitute a change of management or control where (i) at least 51 percent of the then outstanding shares of Common Stock are (for cash, property (including, without limitation, stock in any corporation), or indebtedness, or any combination thereof) redeemed by the Company or purchased by any person(s), firm(s) or entity(ies), or exchanged for shares in any other corporation whether or not affiliated with the Company, or any combination of such redemption, purchase or exchange, or (ii) at least 51 percent of the Company's assets are purchased by any person(s), firm(s) or entity(ies) whether or not affiliated with the Company for cash, property (including, without limitation, stock in any corporation) or indebtedness or any combination thereof, or (iii) the Company is merged or consolidated with another corporation regardless of whether the Company is the survivor (except any such transaction solely for the purpose of changing the Company's domicile or which does not change the ultimate beneficial ownership of the equity interests in the Company), or (b) a substantial equivalent of any such redemption, purchase, exchange, change, transaction or series of transactions, merger or consolidation constituting such change of management or control.

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SECTION 1.15 - DEFERRAL DATE

               "Deferral Date" shall have the meaning set forth in Section
4.2(a).

SECTION 1.16 - DEFERRED AMOUNTS

               "Deferred Amounts" of an Active Participant shall mean an amount of Compensation deferred under the Plan and credited to any Account provided for in Section 4.2 of the Plan.

SECTION 1.17 - DEFERRED COMPENSATION UNITS

               "Deferred Compensation Units" shall have the meaning set forth in
Section 4.2(b) of the Plan.

SECTION 1.18 - DEFERRED COMPENSATION UNITS ACCOUNT

               "Deferred Compensation Units Account" shall have the meaning set forth in Section 4.2(b).

SECTION 1.19 - DISTRIBUTION DATE

               "Distribution Date" shall mean the date on which distribution of a Participant's Benefits shall be made or commence, such date to be the January 1 following the number of deferral years elected by the Participant (either five or ten) or the January 1 following the year of the Participant's Retirement, as elected by the Participant. A Participant's election of a Distribution Date pursuant to Section 2.3 (either for the commencement of the distribution of Benefits or with respect to installment payments) shall be superseded by a Control Event, a Participant's death or a Termination of Employment as set forth in Article V.

SECTION 1.20 - DIVIDEND EQUIVALENT

               "Dividend Equivalent" of any Participant shall mean an amount equal to the cash dividend paid on one of the shares of Common Stock multiplied by the number of the Participant's Deferred Compensation Units in the Deferred Compensation Units Account at the dividend record date.

SECTION 1.21 - ERISA

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.


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SECTION 1.22 - FAIR MARKET VALUE

               "Fair Market Value" shall mean the fair market value of a share of the Common Stock as of a given date measured as (i) the closing price of a share of the Common Stock on the principal exchange on which shares of the Common Stock are then trading, if any, on the day previous to such date, or, if shares were not traded on the day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if such Common Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on the day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if such Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Common Stock, on the day previous to such date, as determined in good faith by the Committee; or (iv) if the Common Stock is not publicly traded, the fair market value established by the Committee acting in good faith.

SECTION 1.23 - INTEREST-BEARING ACCOUNT

               "Interest-Bearing Account" shall have the meaning set forth in
Section 4.2(a) of the Plan.

SECTION 1.24 - NON-OFFICER PRESIDENT

               "Non-Officer President" shall mean an individual who is a president, but not an Officer, of the Company or any Subsidiary.

SECTION 1.25 - OFFICER

               "Officer" shall mean an officer of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, as such Rule may be amended in the future.

SECTION 1.26 - PARTICIPANT

               "Participant" shall mean a Non-Officer President who participates in the Plan during the Plan Year in question, or who participated in the Plan during a prior Plan Year.

SECTION 1.27 - PAYDAY

               "Payday" shall mean the regular and recurring established day for payment of Compensation to Non-Officer Presidents and any date a Bonus is paid.


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SECTION 1.28 - PLAN

               "Plan" shall mean this 1996 Deferred Compensation Plan for Non-Officer Presidents.

SECTION 1.29 - PLAN YEAR

               "Plan Year" shall mean the calendar year.

SECTION 1.30 - RETIREMENT

               "Retirement" shall mean termination of employment with the Company upon reaching retirement age, or earlier, at the election of the Non-Officer President, in accordance with the Company's policy on retirement.

SECTION 1.31 - TERMINATION OF EMPLOYMENT

               "Termination of Employment" shall mean the time (which in the absence of any other determination by the Administrator) shall be deemed to be the last day actually worked by the Non-Officer President when the employee-employer relationship between the Non-Officer President and the Company is ended for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge or death, but excluding Retirement or termination where there is a simultaneous reemployment by the Company or Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all other matters and questions relating to Termination of Employment, including, but not by way of limitation, all questions of whether particular leaves of absence constitute Terminations of Employment.

SECTION 1.32 - UNFORESEEABLE EMERGENCY

               "Unforeseeable Emergency" of a Participant, as determined by the Administrator, shall mean a severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more events beyond the control of the Participant and such severe financial hardship would result if early withdrawal pursuant to Sections 3.2(b) and 3.2(c) were not permitted.

                                   ARTICLE II

                                  ELIGIBILITY

SECTION 2.1 - REQUIREMENTS FOR PARTICIPATION

               (a) Any Non-Officer President who on the first day of a Plan Year will have Compensation greater than the dollar amount established by the Administrator, based on THE


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advice of counsel of what is permissible under ERISA, shall have a right to become an Active Participant as of the first day of such Plan Year, and shall have a right to be an Active Participant until the last day of such Plan Year. A Non-Officer President hired after the first day of a Plan Year may become an Active Participant in such Plan Year if he or she otherwise qualifies to be an Active Participant pursuant to this Section 2.1(a).

               (b) A Non-Officer President who is an Active Participant during any Plan Year shall not be an Active Participant for any subsequent Plan Year unless such Non-Officer President satisfies the requirements of subsection (a) with respect to such Plan Year.

SECTION 2.2 -  DEFERRAL ELECTION PROCEDURE

               The Administrator shall provide each Active Participant for a Plan Year with a Compensation deferral election form on which the Active Participant may elect to defer his or her Compensation under Article III. Each Active Participant electing to defer Compensation under Article III for a Plan Year (or portion thereof during which such Non-Officer President is an Active Participant) shall complete and sign the Compensation deferral election form attached hereto as Exhibit A and return it to the Administrator in accordance with the rules of the plan.

SECTION 2.3 -  CONTENT OF DEFERRAL ELECTION FORM, INVESTMENT
               CHANGE FORM AND BENEFICIARY DESIGNATION FORM

               Each Active Participant electing to defer Compensation under
Article III for a Plan Year shall set forth on his or her Compensation deferral election form for such Plan Year:

               (a) such Active Participant's consent that such Active Participant, his or her successors in interest and assigns and all persons claiming under him or her shall be bound, to the extent authorized by law, by the statements contained therein and by the provisions of the Plan as they now exist, and as they may be amended from time to time,

               (b) the separate election of the percentage and/or dollar amount of such Active Participant's (i) Base Compensation and (ii) Bonus to be deferred under Article III and, in such case, such Active Participant's authorization to the Company to reduce such Active Participant's Base Compensation and Bonus in accordance with Section 3.1(a),

               (c) the allocation of such Active Participant's Deferred Amounts between the Interest-Bearing Account and the Deferred Compensation Units Account in accordance with Article IV (provided that deferrals into the Account and the Deferred Compensation Units Account are subject to a


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          $10,000 minimum deferral per Account, or such other minimum as the
          Committee may establish),

               (d) such Active Participant's election of his or her Distribution Date,

               (e) such Active Participant's election to receive the distribution of his or her balance in the Interest-Bearing Account or Common Stock representing Deferred Compensation Units under Article V in the form of a lump sum distribution or in five annual installments, and

               (f) such other information as may be required for the administration of the Plan.

          Each Active Participant electing to transfer amounts from the Interest-Bearing Account to the Deferred Compensation Units Account in accordance with the provisions of section 4.2(d) shall effect such election by submitting an Investment Change Form in the form attached hereto as Exhibit B.

          Each Active Participant electing to defer Compensation under Article III for a Plan Year shall also select, or have selected, a Beneficiary or Beneficiaries to receive Benefits upon the death of such Active Participant under Section 5.3 (a Participant may designate or redesignate a Beneficiary or Beneficiaries at any time by submitting a Beneficiary Designation Form in the form attached hereto as Exhibit C).

                                  ARTICLE III

                             PARTICIPANT DEFERRALS

SECTION 3.1 -  DEFERRAL OF COMPENSATION

               (a) Each Active Participant who has agreed to elect to defer Base Compensation and/or Bonus may elect, in accordance with the rules of the Plan, to defer for a Payday during such Plan Year an amount equal to any whole number dollar amount or percentage of his or her Base Compensation and/or Bonus for such Payday to the extent the aggregate Base Compensation and Bonus before deferral shall exceed the maximum annual compensation that can be taken into account for qualified retirement plan purposes under Code Section 401(a)(17) (the "401(a)(17) Cap") and only such excess over the 401(a)(17) Cap may be deferred pursuant to the Plan.

               (b) Subject to Section 3.2(b), such Compensation deferral election shall be made on the form described in Section 2.3 and attached hereto as Exhibit A and shall be delivered to the Administrator not later than the last day of the Plan Year preceding the Plan Year in which the Compensation is earned or, in the case of a Non-Officer President hired after



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the first day of the Plan Year who qualifies as an Active Participant pursuant to Section 2.1(a), up to 30 days after the hiring date for services performed after such election date and, in each case, shall remain in effect until the last day of such Plan Year.

SECTION 3.2 -  DISCONTINUANCE OF DEFERRAL AND HARDSHIP WITHDRAWALS

               (a) Except as provided in Sections 3.2(b) and 3.2(c), an Active Participant may not reduce or discontinue his or her Compensation deferral election made pursuant to Section 3.1(a) for any Plan Year.

               (b) An Active Participant may reduce or discontinue his or her Compensation deferral election made pursuant to Section 3.1(a) during a Plan Year on account of his or her Unforeseeable Emergency, subject to the following requirements:

                    (i) the Active Participant's reduction or discontinuance shall not exceed the amount which is necessary to satisfy the Unforeseeable Emergency, less the amount which can be satisfied from other resources which are reasonably available to the Active Participant, and

                    (ii) the reduction or discontinuance shall apply only to the portion of such Active Participant's Compensation for such Plan Year that is payable with respect to Paydays occurring after such reduction or discontinuance.

               (c) A Participant may make a withdrawal in cash from his or her Accounts on account of his or her Unforeseeable Emergency, provided that the Participant's withdrawal shall not exceed the amount which is necessary to satisfy the Unforeseeable Emergency, less the amount which can be satisfied from other resources which are reasonably available to the Participant and the amount from a discontinuance of such Participant's Compensation deferral election, if any, for the Plan Year in question under Section 3.2(b). A Participant's withdrawal shall be paid in one lump sum to the Participant not later than 60 days after the approval by the Administrator of such Participant's withdrawal request. The Administrator shall determine in its sole discretion whether the Active Participant has complied with Sections 3.2(b) and 3.2(c).

An Active Participant may request a reduction or discontinuance of his or her Compensation deferral election under Section 3.2(b) or a withdrawal under
Section 3.2(c) in writing as specified by the Administrator in accordance with the rules of the plan.



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                                 ARTICLE IV

                                THE ACCOUNTS

SECTION 4.1 -  DEFERRED AMOUNTS

               The Company shall establish on its books the necessary accounts and subaccounts to accurately reflect the Company's liability to each Non-Officer President who has deferred Compensation under the Plan. In that regard, for each Payday during a Plan Year, the Company shall credit the appropriate Accounts by the Deferred Amounts with respect to such Payday. The Company shall maintain separate subaccounts for each annual Compensation deferral election in order to accurately calculate the Benefits distributable pursuant to the Plan.

SECTION 4.2 -  INVESTMENT OF DEFERRED AMOUNTS

               (a) Compensation which a Participant has elected to defer into the Interest-Bearing Account shall be credited to the Interest-Bearing Account on the same date that it would otherwise be payable to such Participant (the "Deferral Date"). Deferred Amounts carried in the Interest-Bearing Account shall earn interest from the Deferral Date to the date of payment. The Deferred Amount allocated to the Interest-Bearing Account shall be adjusted no less often than quarterly to reflect hypothetical earnings for the quarter equal to the U.S. Government Securities Treasury Constant Maturities with 10 year maturities as of the December 1 of the calendar year preceding the quarter for which the earnings are credited plus 200 basis points, compounded quarterly. Such adjustments shall be made until no amounts remain in the Participant's Interest-Bearing Account.

               (b) A Participant who has elected to defer Compensation into the Deferred Compensation Units Account shall have the amount of such Compensation credited to the Deferred Compensation Units Account on the Deferral Date; provided, however, that to the extent the aggregate Deferred Compensation Units computed under the Plan as a result of deferrals of Compensation into the Deferred Compensation Units Account by all Participants would exceed the maximum number of shares of Common Stock permitted under the Plan, the dollar amount corresponding to such excess shall be credited to the Interest-Bearing Account. Such Deferred Amount shall be converted into a number of Deferred Compensation Units on the Deferral Date by dividing the Deferred Amount by the Fair Market Value of the Common Stock on such date. If Deferred Compensation Units are credited to a Participant's Deferred Compensation Units Account as of a dividend record date for the Common Stock, Dividend Equivalents shall be credited to the Participant's Deferred Compensation Units Account on the dividend payment date and shall be converted into the number of Deferred Compensation Units which could be purchased with the amount of Dividend Equivalents so credited determined as of the dividend payment date; provided, however, that to the extent the aggregate Deferred Compensation Units computed under the Plan as a result of conversions of Dividend Equivalents into Deferred Compensation Units by all Participants would exceed the maximum number of


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shares of Common Stock permitted under the Plan, the Dividend Equivalents shall not be converted into Deferred Compensation Units and the dollar amount corresponding to such excess Dividend Equivalents will be credited to the Interest-Bearing Account.

               (c) In the event of any change in the Common Stock outstanding, by reason of any stock split or stock dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, the Administrator shall make such equitable adjustments, if any, by reason of any such change, deemed appropriate in the number of Deferred Compensation Units credited to each Participant's Deferred Compensation Units Account. Notwithstanding the foregoing, in the event of such stock split or stock dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, or other adjustment or event which results in shares of Common Stock being exchanged for or converted into cash, securities or other property, the Company will have the right to terminate this Plan as of the date of the exchange or conversion, in which case all Deferred Compensation Units under this Plan shall become the right to receive such cash, securities or other property.

               (d) Transfers from the Interest-Bearing Account to the Deferred Compensation Units Account may be made during the period beginning on the fifth business day following the date of release of the quarterly or annual summary statement of sales and earnings of the Company and ending on the twelfth business day following such date, as requested by the Participant in a notice to the Company. Transfers from the Interest-Bearing Account to the Deferred Compensation Units Account may be effected by submitting an Investment Change Form in the form attached hereto as Exhibit B. Provided that a Participant's Investment Change Form is received by the Company prior to the thirteenth business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings, the number of Deferred Compensation Units to be credited to the Deferred Compensation Units Account as a result of the transfer contemplated by the Investment Change Form will be based upon the Fair Market Value of the Common Stock at the close of business on the later of the fifth business day following the date of such release and the date the Investment Change Form is received by the Company. If any Participant elects to engage in any transaction that, but for this Section 4.2(d), would constitute a "Discretionary Transaction" as defined in Rule 16b-3, the following rule shall apply: if (i) any election to transfer any amount into the Deferred Compensation Units Account is made less than six months after an election to transfer or withdraw any amount from a Common Stock-based account, or (ii) any election to withdraw any amount from the Deferred Compensation Units Account is made less than six months after an election to transfer any amount into a Common Stock-based account, then the later-made election to transfer or withdraw shall be deemed not to have occurred for any purpose under this Plan, and the account of any such Participant shall reflect all balances and accruals as if such transaction had not occurred. The Company is authorized to make any such adjustments to a Participant's account balances as may be necessary to give effect to the foregoing. No transfer shall be made from the Deferred Compensation Units Accounts to the Interest-Bearing Account. Any such transfer that does not satisfy such requirements shall be given no force or effect, and

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shall be void ab initio. Prior to requesting any transfer from the
Interest-Bearing Account to the Deferred Compensation Units Account, a Participant should contact the compliance officer designated by the Company.

SECTION 4.3 - ASSIGNMENTS PROHIBITED

              No part of the Accounts of a Participant shall be liable for the debts, contracts or engagements of such Participant, his or her "Beneficiary" or "Beneficiaries" or successors in interest, or may be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever except to designate a "Beneficiary" or "Beneficiaries" as provided in the Beneficiary Designation Form attached hereto as Exhibit C.

SECTION 4.4 - VESTING OF ACCOUNTS

              Subject to Section 8.3, each Participant's interest in his or her Accounts shall be nonforfeitable at all times.

SECTION 4.5 - SHARES SUBJECT TO PLAN

              The shares of stock subject to Deferred Compensation Units shall be shares of the Company's Common Stock. The aggregate number of such shares which may be distributed pursuant to Deferred Compensation Units under the Plan shall not exceed 200,000 shares.

                                  ARTICLE V

                          DISTRIBUTION OF BENEFITS

SECTION 5.1 - DISTRIBUTIONS PRIOR TO TERMINATION OF EMPLOYMENT

              Subject to Sections 5.4 and 5.7, a Participant who has elected to receive, or commence distribution of, all or a portion of such Participant's Accounts on such Participant's Distribution Date and who has not had a Termination of Employment before such Distribution Date shall receive cash in the amount credited to the appropriate subaccount in the Interest-Bearing Account as of such Distribution Date and/or shares of Common Stock equal to the number of Deferred Compensation Units (rounded down to the nearest whole unit) in the appropriate subaccount in the Deferred Compensation Units Account, in one of the following methods, as elected by the Participant pursuant to Article II:

              (i) distribution of such amount in one lump sum, or



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              (ii) payment of such cash or the distribution of shares of Common
Stock in five annual installments as is designated by such Participant pursuant to Article II;

provided, however, that if such Participant fails to make an election with respect to the method of distribution pursuant to Article II, his or her Benefits shall be distributed in one lump sum.

SECTION 5.2 - DISTRIBUTIONS UPON TERMINATION OF EMPLOYMENT

              Subject to Sections 5.3 and 5.7, upon the Termination of Employment of a Participant for any reason other than death, the amount credited to his or her Accounts shall be distributed to such Participant in one lump sum in cash and/or Common Stock no later than the date which is 60 days after such Participant's Termination of Employment.

SECTION 5.3 - DISTRIBUTIONS UPON DEATH

              (a) Subject to Section 5.7, upon the death of a Participant, the amount credited to his or her Accounts shall be distributed in one lump sum in cash and/or Common Stock, to such Participant's "Beneficiary" or "Beneficiaries" as set forth in the Beneficiary Designation Form attached hereto as Exhibit C.

              (b) Such distribution shall be made as soon as practicable following the death of the Participant.

SECTION 5.4 - DISTRIBUTIONS UPON RETIREMENT

              Subject to Section 5.7, upon the Retirement of a Participant, the amount credited to such Participant's Accounts shall be distributed in cash and/or Common Stock either (a) in one lump sum on the January 1 following the date of such Participant's Retirement or (b) in five annual installments beginning on the January 1 following the date of such Participant's Retirement, as set forth in the deferral election form.

SECTION 5.5 - DISTRIBUTIONS UPON CONTROL EVENT

              (a) Upon a Control Event, the amount credited to a Participant's Accounts shall be distributed in one lump sum in cash and/or Common Stock.

              (b) Such distribution shall be made not later than the closing date for the Control Event.



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SECTION 5.6 - CASHLESS PROCEDURE

              The number of shares of Common Stock equal to the number of Deferred Compensation Units (rounded down to the nearest whole unit) to be distributed to a Participant pursuant to this Article V may be distributed pursuant to a "cashless procedure" satisfactory to the Committee which permits the Participant to deliver a notice to a broker-dealer designated by the Company, who then sells the shares to be distributed and delivers the proceeds of the sale, less a commission, to the Company, which delivers such proceeds, less withholding taxes, to the Participant.

SECTION 5.7 - TAX WITHHOLDING

              The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to the deferral of Compensation or the payment or distribution of Benefits hereunder. The Administrator may in its discretion (based, in part, on Rule 16b-3) and in satisfaction of the foregoing requirement allow such Participant to elect to have the Company withhold shares of Common Stock (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld.

                                 ARTICLE VI

                              MAKE-UP PROVISION

              The Administrator may, in its sole discretion, make up for benefits of a Participant lost due to participation in the Plan.

                                 ARTICLE VII

                          ADMINISTRATIVE PROVISIONS

SECTION 7.1 - DUTIES AND POWERS OF THE ADMINISTRATOR

              (a) The Administrator shall administer the Plan in accordance with the Plan and ERISA and shall have full discretionary power and authority:

                    (i) to engage actuaries, attorneys, accountants, appraisers, brokers, consultants, administrators or other firms or persons and (with its delegates) to rely upon the reports, advice, opinions or valuations of any such persons except as required by law;

                    (ii) to adopt rules of the plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such Rules;

                    (iii) to construe the Plan and the rules of the plan;

                    (iv) to determine questions of eligibility of Participants;

                    (v) to determine entitlement to a Benefit and to distributions to Participants, "Beneficiaries," and all other persons;

                    (vi) to make findings of fact as necessary to make any determinations and decisions in the exercise of such discretionary power and authority; and

                    (vii) to appoint claims and review officials to conduct claims procedures as provided in Section 7.9.

              (b) Every finding, decision, and determination made by the Administrator (or its delegate) shall, to the full extent permitted by law, be final and binding upon all parties, except to the extent found by a court of competent jurisdiction to constitute an abuse of discretion.

SECTION 7.2 - LIMITATIONS UPON POWERS OF THE ADMINISTRATOR

              The Plan shall be uniformly and consistently interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably and in accordance with the specified purposes of the Plan.

SECTION 7.3 - COMPENSATION AND INDEMNIFICATION OF
              ADMINISTRATOR; EXPENSES OF ADMINISTRATION

              (a) The Company shall pay or reimburse the Administrator for all expenses (including reasonable attorneys' fees) properly incurred by it in the administration of the Plan.

              (b) The Company shall indemnify and hold each Committee member harmless from all claims, liabilities and costs (including reasonable attorneys' fees) arising out of the good faith performance of his or her functions hereunder.

              (c) The Company may obtain and provide for any Committee member, at the expense of the Company, liability insurance against liabilities imposed on him or her by law.

              (d) Legal fees and other expenses incurred in the preparation and amendment of documents shall be paid by the Company.

SECTION 7.4 - EFFECT OF ADMINISTRATOR ACTION

              Except as provided in Section 7.3, all actions taken and all determinations made by the Administrator (or its delegate) in good faith shall be final and binding upon all Participants, their "Beneficiaries" and any other person.

SECTION 7.5 - RECORDKEEPING

              (a) Unless otherwise determined by the Administrator, all records with respect to the Plan and all Participants' accounts thereunder shall be maintained by the Company, and all payments to be made pursuant to the Plan (including issuances of Common Stock in respect of Deferred Compensation Units, payments of Benefits, and payments of fees and expenses of administration) shall be made by the Company without further action by the Administrator. The Administrator shall prepare and maintain, or cause to be prepared and maintained, suitable records as follows:

                    (i) a timely reporting and disclosure exemption filing with the Department of Labor under DOL Reg. Section 2520.104-23,

                    (ii) records of each Participant's Deferral Dates, Deferred Amounts and Accounts (and associated subaccounts), and

                    (iii) records of the Administrator's deliberations and decisions.

              (b) On behalf of the Administrator, the Company shall appoint a secretary, and at its discretion, an assistant secretary, to keep the record of the Administrator's proceedings, to transmit the Administrator's decisions, instructions, consents or directions to any interested party, to execute and file, on behalf of the Administrator, such documents, reports or other matters as may be necessary or appropriate under ERISA and to perform ministerial acts.

SECTION 7.6 - STATEMENT TO PARTICIPANTS

              Within 60 days after the last day of each calendar quarter of the Plan Year, the Company, on behalf of the Administrator, shall furnish to each Participant a statement setting forth the value of his or her Accounts and such other information as the Administrator shall deem advisable to furnish.

SECTION 7.7 - INSPECTION OF RECORDS

              Copies of the Plan and the records of a Participants's Accounts (and associated subaccounts) shall be open to inspection by such Participant or such Participant's duly authorized representatives at the office of the Administrator at any reasonable business hour.

SECTION 7.8 - IDENTIFICATION OF FIDUCIARIES

              (a) The Administrator shall be the named fiduciary of the Plan and, as permitted or required by law, shall have exclusive authority and discretion to operate and administer the Plan.

              (b) The named fiduciary, the Board, the Company, and every person who exercises any discretionary authority or discretionary control respecting the Plan or who has any discretionary authority or discretionary responsibility in the administration of the Plan, including any person designated by the named fiduciary to carry out fiduciary responsibilities under the Plan, shall be a fiduciary and as such shall be subject to provisions of ERISA and other applicable laws governing fiduciaries.

SECTION 7.9 - CLAIMS PROCEDURE

              (a) A claim by a Participant, "Beneficiary" or any other person shall be presented to the claims official appointed by the Administrator (or its delegate) in writing within the maximum time permitted by law or under the regulations of the Secretary of Labor or his or her delegate pertaining to claims procedures.

              (b) The claims official shall, within a reasonable time, consider the claim and shall issue his or her determination thereon in writing.

              (c) If the claim is granted, the appropriate distribution or payment shall be made by the Company.

              (d) If the claim is wholly or partially denied, the claims official shall, within 90 days (or such longer period as may be reasonable necessary), provide the claimant with written notice of such denial, setting forth, in a manner calculated to be understood by the claimant

                    (i) the specific reason or reasons for such denial;

                    (ii) specific reference to pertinent Plan provisions on which the denial is based;

                    (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

                    (vi) an explanation of the Plan's claims review procedure.

              (e) The Administrator (or its delegate) shall provide each claimant with a reasonable opportunity to appeal the claim official's denial of a claim to a review official (appointed by the Administrator (or its delegate) in writing) for a full and fair review. The claimant or his or her duly authorized representative

                    (i) may request a review upon written application to the review official (which shall be filed with it),

                    (ii) may review pertinent documents, and

                    (iii) may submit issues and comments in writing.

              (f) The review official may establish such time limits within which a claimant may request review of a denied claim as are reasonable in relation to the nature of the benefit which is the subject of the claim and to other attendant circumstances but which, in no event, shall be less than 60 days after receipt by the claimant of written notice of denial of his or her claim.

              (g) The decision by the review official upon review of a claim shall be made not later than 60 days after his or her receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of such request for review.

              (h) The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be under stood by the claimant with specific references to the pertinent Plan provisions on which the decision is based.

              (i) In considering claims under this claims procedure, the claims official and the review official shall have fiduciary and discretionary authority to make findings of fact and to construe the terms of the Plan and, to the full extent permitted by law, the determination of the claims official (if no review is properly requested or the decision of the review official on review, if review has been properly requested) shall be final and binding on all parties unless held by a court of competent jurisdiction to constitute an abuse of discretion.

SECTION 7.10 - CONFLICTING CLAIMS

              If the Administrator is confronted with conflicting claims concerning a participant's Accounts, the Administrator may interplead the claimants in an action at law, or in an arbitration conducted in accordance with the rules of the American Arbitration Associates, as the Administrator shall elect in its sole discretion, and in either case, the attorneys' fees, expenses and costs reasonably incurred by the Administrator in such proceeding shall be paid from the Participant's Accounts.

SECTION 7.11 - SERVICE OF PROCESS

               The Secretary of the Company is hereby designated as agent of the Plan for the service of legal process.

                                ARTICLE VIII

                          MISCELLANEOUS PROVISIONS

SECTION 8.1 -  TERMINATION OF THE PLAN

               (a) While the Plan is intended as a permanent program, the Board and the Committee shall each have the right at any time to declare the Plan terminated completely as to the Company or as to any division, facility or other operational unit thereof; provided, however, that no amendment shall decrease the amount of Benefits any Participant or any other person entitled to payment under the Plan has in his or her Accounts.

               (b) Discharge or layoff of Participants thereof without such a declaration shall not result in a termination of the Plan.

               (c) In the event of any termination, the Administrator shall continue to maintain Participants' Accounts and payments of such Accounts shall be made in accordance with the Plan or as otherwise provided by the Administrator.

SECTION 8.2 -  LIMITATION ON RIGHTS OF EMPLOYEES

               The Plan is strictly a voluntary undertaking on the part of the Company and shall not constitute a contract between a Company and any Non-Officer President with respect to, or consideration for, or an inducement or condition of, the employment of a Non-Officer President. Nothing contained in the Plan shall give any Non-Officer President the right to be retained in the service of a Company or to interfere with or restrict the rights of the Company, which are hereby expressly reserved, to discharge or retire any Non-Officer President, except as provided by law, at any time without notice and with or without cause. Inclusion under the Plan will not give any Non-Officer President any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of the Plan. The doctrine of substantial performance shall have no application to Non-Officer Presidents, Participants, "Beneficiaries" or any other persons entitled to payments under the Plan. Each condition and provision, including numerical items, has been carefully considered and constitutes the minimum limit on performance which will give rise to the applicable right.

SECTION 8.3 - UNFUNDED OBLIGATIONS OF THE COMPANY

              The obligations of the Company under the Plan shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets or Common Stock to be held in trust or escrow or any other form of segregation of the assets or Common Stock of the Company for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of the Plan. The interest of any Participant or any other person hereunder shall be limited to the right to receive the Benefits as set forth herein. To the extent that a Participant or any other person acquires a right to receive Benefits under the Plan, such rights shall be no greater than the right of an unsecured general creditor of the Company that would otherwise be obligated to the Non-Officer President who deferred Compensation.

SECTION 8.4 - ERRORS AND MISSTATEMENTS

              In the event of any misstatement or omission of fact by a Participant to the Administrator or any clerical error resulting in payment of Benefits in an incorrect amount, the Administrator shall promptly cause the amount of future payments to be corrected upon discovery of the facts and the Company, as the case may be, shall (i) pay the Participant or any other person entitled to payment under the Plan any underpayment in cash in a lump sum, (ii) recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Administrator shall direct or (iii) proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

SECTION 8.5 - PAYMENT ON BEHALF OF MINOR, ETC.

              In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator in its sole judgment, to have assumed the care of such minor or other person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Company the Board, the Administrator, the Committee and their officers, directors and employees.

SECTION 8.6 - AMENDMENT OF PLAN

              As limited by any applicable law, the Plan may be wholly or partially amended by the Board or the Committee from time to time including retroactive amendments necessary to conform to the provisions and requirement of ERISA or the Code or regulations pursuant thereto; provided, however, that no amendment shall decrease the amount of interest or Deferred Compensation Units any Participant or any other person entitled to payment under the Plan has in the Participant's Accounts.

SECTION 8.7 -  GOVERNING LAW

               This Plan shall be construed, administered and governed in all respects under applicable federal laws and, where state law is applicable, the laws of the State of Illinois.

SECTION 8.8 -  PRONOUNS AND PLURALITY

               The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

SECTION 8.9 -  TITLES

               Titles are provided herein for convenience only and are not to serve as a basis for interpretations or construction of the Plan.

SECTION 8.10 - REFERENCES

               Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

                                    * * * *

          I hereby certify that the foregoing Plan was duly approved by the Board of Directors of IDEX Corporation effective September 24, 1996.

          Executed on this 12th day of December, 1996.


                                     /s/ Wayne P. Sayatovic
                                     Secretary

                                                                     EXHIBIT A

                              IDEX CORPORATION
         1996 DEFERRED COMPENSATION PLAN FOR NON-OFFICER PRESIDENTS
                           DEFERRAL ELECTION FORM

          I,_______________________ , hereby irrevocably elect to defer receipt of a portion of my Compensation earned for _________________________ (the "Plan Year"), according to the terms and provisions of the IDEX Corporation 1996 Deferred Compensation Plan for Non-Officer Presidents (the "Plan"), and in the manner and amount set forth below. I, along with my successors in interest and assigns and all persons claiming under me, hereby consent to be bound, to the extent authorized by law, by the statements contained herein and by the provisions of the Plan as they now exist, and as they may be amended from time to time.

          I understand that, subject to the terms and provisions of the Plan and the rules of the Plan, I am entitled to defer up to one hundred percent (100%) of my total compensation in excess of the maximum annual compensation that can be taken into account for qualified retirement plan purposes under Code Section 401(a)(17) (for the 1997 Plan Year, $160,000) for the Plan Year, subject to a $10,000 minimum deferral per account.

          1.   DEFERRAL ELECTION

               (a) BASE COMPENSATION DEFERRAL: I hereby irrevocably elect to ratably defer receipt of my Base Compensation for the Plan Year as follows:

                    _____% or $______________ of my Base Compensation

               (b) BONUS DEFERRAL: I hereby irrevocably elect to defer the receipt of my Bonus for services performed in the Plan Year, which would otherwise be payable to me in January following the Plan Year, as follows:

                    _____% or $______________ of my Bonus

          2.   INVESTMENT ELECTION

               I hereby elect to have the amount of my Compensation deferred under the Plan for the Plan Year credited as follows: (select a percentage and/or dollar amount)


               (a)  _____% or $______________ Interest-Bearing Account; and/or

               (b)  _____% or $______________ Deferred Compensation Units
                    Account.


          3.   LENGTH OF DEFERRAL PERIOD (5 years, 10 years or upon Retirement)

               Payments of Compensation deferred under the Plan for the Plan Year shall commence on the January 1 following: (check one)

               (a)  __________ my Retirement;

               (b) __________ five years after the Plan Year for which Compensation is deferred; or

               (c) __________ ten years after the Plan Year for which Compensation is deferred.

                    I understand that in the event that my employment with IDEX Corporation (the "Company") terminates for any reason other than Retirement or death (including, but not limited to, resignation or discharge), the Compensation deferred under the Plan shall be accelerated and I shall receive such payment in one lump sum no later than the date which is 60 days after the termination of employment.

                    I further understand that upon my Retirement, I shall receive payment of the Compensation deferred under the Plan, or the distribution of such payment shall commence, as elected in 4 below, on (or beginning on, if installments are elected) the January 1 following my Retirement. Retirement shall mean termination of employment with the Company upon reaching retirement age, or earlier, at my election, in accordance with the Company's policy on retirement.

                    I further understand that in the event of my death, payment of the entire balance of Compensation deferred under the Plan shall be made to my designated "Beneficiary" or "Beneficiaries" as soon as practicable following my death.

          4.   FORM OF PAYMENT OF DEFERRED AMOUNTS

               Payment of Compensation deferred under the Plan for the Plan Year shall be made on the January 1 following the end of the deferral period as follows: (check form of payment selected)

               (a) __________ In a single lump sum distribution; or

               (b) __________ In five annual installments.

               I understand that amounts deferred pursuant to this election shall be reflected in unfunded accounts established for me by the Company. Payment of the Company's obligation will be from general funds and no special assets or Common Stock will have been or will be set aside as security for this obligation. My rights and interests under the Plan, including amounts payable, may not be assigned, pledged, or transferred other than to my designated "Beneficiary" or "Beneficiaries" upon death.

          The Plan is incorporated into and made a part of this Deferral Election Form as though set forth in full herein.

By executing this Deferral Election Form, I acknowledge receipt of a copy of the Plan, and I confirm my understanding and acceptance of all the terms and provisions of the Plan.



______________________________                  _________________________
Name                                            Social Security Number


______________________________                  _________________________
Signature                                       Date



Received by the Administrator


______________________________
Name


______________________________                  _________________________
Signature                                       Date

                                                                  EXHIBIT B




                                IDEX CORPORATION
           1996 DEFERRED COMPENSATION PLAN FOR NON-OFFICER PRESIDENTS
                             INVESTMENT CHANGE FORM


                                   **********

INVESTMENT CHANGE

          I hereby elect to change the vehicle used for the investment of Compensation deferred under the Plan from Interest-Bearing Account to Deferred Compensation Units Account for the following Plan Year(s): .

          Provided that this form is received by IDEX Corporation (the "Company") prior to the thirteenth business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings, as specified in Section 4.2(d) of the Plan, the number of Deferred Compensation Units to be credited to the Deferred Compensation Units Account as a result of the transfer contemplated by this investment change election will be based upon the Fair Market Value of the Common Stock at the close of business on the later of the fifth business day following the date of such release and the date this investment change form is received by the Company.

                                   **********



     _________________________          _________________________
     Name                               Social Security Number




     _________________________          _________________________
     Signature                          Date

                                                                EXHIBIT C


                                IDEX CORPORATION
             DEFERRED COMPENSATION PLAN FOR NON-OFFICER PRESIDENTS
                          BENEFICIARY DESIGNATION FORM




Name  __________________________________________       [    ]  Original

Social Security Number _________________________       [    ]  Change





Instructions: This form is used to designate a beneficiary under the IDEX Corporation Deferred Compensation Plan for Non-Officer Presidents. The percentages indicated must total 100%. If you desire, you may indicate a primary beneficiary(ies) and a contingent beneficiary(ies) (the person who will receive the benefit if your primary beneficiary does not survive you).



I hereby direct that any benefits which may become payable under the IDEX Corporation Deferred Compensation Plan for Non-Officer
Presidents on my death be paid as I have indicated below:

Name of Beneficiary*       Relationship     Address              Percentage


_______________________    ___________      ___________________    _______


_______________________    ___________      ___________________    _______


_______________________    ___________      ___________________    _______


_______________________    ___________      ___________________    _______

* See reverse side for alternative designations

I understand that if I do not complete this form or if my beneficiary does not survive me, the benefits will be paid to my estate.

SIGN HERE:

_____________________________                    _____________________
        Signature                                       Date

                   OTHER TYPES OF BENEFICIARY DESIGNATIONS



   TYPE OF BENEFICIARY                LANGUAGE TO BE USED

1. One Beneficiary and      Dorothy Smith, Wife, if she survives
   per stirpes provision    me; otherwise, the issue of my
   for unnamed children     marriage to said Wife who survives me,
   and their children.      per stirpes.  (This provides that
                            Children shall take equally but that
                            Children of a deceased Child shall
                            take equally the share their parent
                            would have received if living.)

2. One Beneficiary and      Dorothy Smith, Wife, if she survives
   Unnamed Children.        me; otherwise in equal shares to such
                            of the Children born of my marriage to
                            said Wife as survive me.

3. Two Beneficiaries in     Three-eighths (3/8) to Peter Smith,
   Unequal Portions.        Father, and five-eights (5/8) to Joan
                            Smith, Mother, if both survive me;
                            otherwise all to such one of them as
                            survive me.

4. Trustee (see note        (Name and Complete Address) Trustee,
   below)                   under a trust agreement with me dated
                                             , or to the successor
                            in said Trust.

5. Common Disaster          Dorothy Smith, if living on the tenth
                            (10) day after my death; otherwise, in
                            equal shares to such of the Children
                            born of my marriage to said Wife as
                            survive me.

6. Participant's Estate     Executor or Administrator of my Estate.

NOTE:  Enter the address for each beneficiary.

    If a beneficiary is a married women, her given name must be used; for example: "Mary A. Doe" and not "Mrs. John C. Doe".

    If a beneficiary is not related to the participant, use the term "no relation".

    Under No. 1 through No. 3, the phrase "otherwise the executor or administrator of my estate" may be added to the designation if desired by the participant.

    No. 4 should not be used unless there is an executed Trust Agreement in existence.






                                     C-2